EXHIBIT 99.1

Aptose Biosciences Announces Results of Annual Meeting of Shareholders

SAN DIEGO and TORONTO, May 31, 2022 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (“Aptose” or the “Company”) (NASDAQ: APTO, TSX: APS), a clinical-stage precision oncology company developing highly differentiated oral kinase inhibitors to treat hematologic malignancies, today announced the voting results from the Company’s annual and special meeting of shareholders held today, May 31, 2022 (the “Meeting”). A total of 53.46% of the common shares of the Company entitled to be voted were represented by shareholders present or represented by proxy at the Meeting.

The Company is pleased to announce that all of the nominees listed in the proxy statement dated April 19, 2022 were elected as Directors. The results of the vote are detailed below:

Nominee	Votes For	% Votes	Votes	% Votes
		For	Withheld	Withheld
Ms. Carol G. Ashe	17,610,847	97.26	495,432	2.74
Dr. Denis Burger	17,742,804	97.99	363,475	2.01
Dr. Erich Platzer	17,727,289	97.91	378,990	2.09
Dr. William G. Rice	17,620,559	97.32	485,720	2.68
Dr. Mark D. Vincent	16,878,019	93.22	1,228,260	6.78
Mr. Warren Whitehead	17,729,501	97.92	376,778	2.08

Aptose shareholders also voted in favor of the following matters:

  the re-appointment of KPMG LLP as the independent registered public accounting firm of the Company a resolution to approve an amendment to the Aptose’s 2021 Stock Incentive Plan to increase the number of shares available thereunder by 3,000,000 shares a non-binding resolution to approve of the compensation paid to Aptose’s named executive officers

Please refer to the Company’s proxy statement available on SEDAR at www.sedar.com or EDGAR https://www.sec.gov/edgar.shtml for more details on the matters covered at the Meeting. Final voting results on all matters voted on at the Meeting will also be filed on SEDAR and EDGAR.

About Aptose

Aptose Biosciences is a clinical-stage biotechnology company committed to developing precision medicines addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company has two clinical-stage oral kinase inhibitors under development for hematologic malignancies: HM43239, an oral, myeloid kinome inhibitor in an international Phase 1/2 trial in patients with relapsed or refractory acute myeloid leukemia (AML); and luxeptinib, an oral, dual lymphoid and myeloid kinome inhibitor in a Phase 1 a/b trial in patients with relapsed or refractory B cell malignancies who have failed or are intolerant to standard therapies, and in a separate Phase 1 a/b trial in patients with relapsed or refractory AML or high risk myelodysplastic syndrome (MDS). For more information, please visit www.aptose.com.

For further information, please contact:

Aptose Biosciences Inc. Susan Pietropaolo Investor Relations 201-923-2049 spietropaolo@aptose.com	LifeSci Advisors, LLC Dan Ferry, Managing Director 617-535-7746 Daniel@LifeSciAdvisors.com